Exhibit 18

June 9, 2006

TiVo Inc.

Alviso, California

Ladies and Gentlemen:

We have been furnished with a copy of the quarterly report on Form 10-Q of TiVo Inc. (the Company) for the three months ended April 30, 2006, and have read the Company’s statements contained in note 2 to the condensed consolidated financial statements included therein. As stated in note 2, the Company changed its method of accounting for the recognition of hardware costs in bundled revenue transactions where the customer prepays the arrangement fee to charge the entire cost of the hardware to cost of sales upon shipment. Previously, the Company deferred the portion of the hardware costs exceeding the revenue allocated to the hardware element and amortized such costs over the period of the subscription. Note 2 states that the newly adopted accounting principle is preferable in the circumstances because it is consistent with the accounting practices of competitors and companies within similar industries, it adds clarity and ease of understanding of the Company’s reported results for investors, and it is consistent with the recognition of hardware costs in bundled arrangements where the customer does not prepay the arrangement fee. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

We have not audited any financial statements of the Company as of any date or for any period subsequent to January 31, 2006, nor have we audited the information set forth in the aforementioned note 2 to the condensed consolidated financial statements; accordingly, we do not express an opinion concerning the factual information contained therein.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Company’s compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management’s business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company’s circumstances.

Very truly yours,

/s/ KPMG LLP